SEC FILE NO. 70-7926










                          SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C.  20549







                               CERTIFICATE PURSUANT TO

                                       RULE 24

                               OF PARTIAL COMPLETION OF

                                     TRANSACTIONS












                                      GPU, INC.
                         JERSEY CENTRAL POWER & LIGHT COMPANY
                             METROPOLITAN EDISON COMPANY
                            PENNSYLVANIA ELECTRIC COMPANY






                          SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C. 20549




                    In the Matter of                  :
                                                      :
          GPU, Inc.                                   :
          Jersey Central Power & Light Company        : Certificate
          Pursuant Metropolitan Edison Company        : To Rule 24 of
          Partial  Pennsylvania Electric Company      : Completion of
                                                      : Transactions
               File No. 70-7926                       :
                                                      :
          (Public Utility Holding Company Act of 1935):
                                                      :


          To the Members of the Securities and Exchange Commission:

                    The undersigned,  GPU, Inc. (formerly known  as General

          Public  Utilities  Corporation) ("GPU"),  Jersey Central  Power &

          Light Company ("JCP&L"),  Metropolitan Edison Company  ("Met-Ed")

          and  Pennsylvania  Electric  Company   ("Penelec"),  collectively

          referred to as the "GPU Companies", do hereby certify pursuant to

          Rule 24 of  the General  Rules and Regulations  under the  Public

          Utility  Holding  Company  Act  of  1935,  that  certain  of  the transactions proposed  in the  Declaration, as amended,  filed in

          SEC  File No. 70-7926, have  been carried out  in accordance with the terms and conditions  of, and for the purposes  requested in,

          said Declaration  and pursuant  to the Commission's  Order, dated

          March 18, 1992, and Supplemental Orders, dated October 26,  1994,

          and July 17, 1996, with respect to said Declaration, as follows:

                    1.  During the period January 1, 1997 through March 31,

          1997, the  GPU Companies issued no  promissory notes representing borrowings under the Amended and Restated Credit Agreement, dated







          as of  July 3,  1996, among the  GPU Companies;  the banks  named therein, and  The Chase  Manhattan Bank, N.A.,  as Administrative

          Agent,  Citibank  Securities,  Inc.,  as Syndication  Agent,  and

          Citicorp   Securities,  Inc.  and   Chase  Securities,  Inc.,  as

          Arrangers, and no such  borrowings were outstanding thereunder at such date.

                    2.   At  the close  of business  on December  31, 1996,

          JCP&L, Met-Ed  and Penelec  had outstanding  unsecured short-term promissory notes issued as commercial paper as follows:

                            Company                 Amount

                            JCP&L                $        0
                            Met-Ed                        0
                            Penelec               9,000,000


                    3.  During the period January 1, 1997 through March 31,

          1997, JCP&L, Met-Ed,  and Penelec  issued and sold  (and paid  at maturity where such  commercial paper matured on  or before March

          31, 1997)  unsecured short-term  promissory  notes as  commercial paper as follows:

          JCP&L

          Date of Issuance         Maturity Date             Amount

          01/03/97                    01/10/97            $ 6,600,000
          01/06/97                    01/13/97             20,000,000
          01/07/97                    01/14/97             27,000,000
          01/08/97                    01/15/97              6,200,000
          01/10/97                    01/17/97              7,900,000
          01/14/97                    01/22/97             13,600,000
          01/14/97                    01/21/97             13,000,000
          01/16/97                    01/24/97              5,500,000
          01/21/97                    01/27/97             10,000,000
          01/22/97                    02/05/97             10,700,000
          01/24/97                    02/06/97             14,600,000
          01/29/97                    02/11/97             20,000,000
          02/05/97                    02/12/97              7,900,000
          02/12/97                    02/21/97              9,900,000
          02/19/97                    02/27/97              6,900,000
          02/21/97                    03/04/97              4,500,000
          02/26/97                    03/10/97              9,100,000
          02/26/97                    03/07/97             10,000,000

          JCP&L cont.

          Date of Issuance         Maturity Date             Amount

          03/04/97                    03/13/97             $10,000,000
          03/04/97                    03/12/97               5,200,000
          03/05/97                    03/14/97               7,700,000
          03/12/97                    03/18/97               4,500,000
          03/20/97                    03/21/97               5,900,000


          Met-Ed

          Date of Issuance         Maturity Date             Amount

          01/16/97                    01/29/97             $10,100,000
          01/17/97                    02/18/97               9,000,000
          01/29/97                    02/11/97              12,700,000
          03/12/97                    03/25/97               2,000,000
          03/12/97                    03/25/97               8,000,000
          03/12/97                    03/19/97               9,800,000
          03/17/97                    03/31/97              10,000,000
          03/17/97                    03/26/97              10,000,000
          03/19/97                    04/02/97               5,000,000
          03/20/97                    03/21/97               5,400,000
          03/25/97                    04/09/97               6,400,000
          03/26/97                    04/10/97              13,400,000
          03/31/97                    04/14/97               8,500,000



          Penelec

          Date of Issuance         Maturity Date             Amount

          01/06/97                    02/05/97            $ 9,500,000
          01/07/97                    01/07/97              7,000,000
          01/08/97                    02/07/97             14,700,000
          01/13/97                    02/14/97              5,200,000
          01/15/97                    02/19/97              9,100,000
          01/16/97                    02/24/97              7,600,000
          01/22/97                    02/12/97              8,000,000
          02/05/97                    02/26/97              3,800,000
          02/05/97                    02/26/97              5,000,000
          02/07/97                    02/25/97             10,500,000
          02/12/97                    03/18/97              6,600,000
          02/21/97                    03/14/97              7,200,000
          02/25/97                    03/11/97              7,400,000
          02/28/97                    03/07/97              7,000,000
          03/17/97                    03/25/97             10,000,000
          03/19/97                    04/02/97              9,000,000
          03/25/97                    04/14/97             10,100,000
          03/27/97                    04/03/97             15,400,000


              To  summarize  the above  transactions,  at  March 31,  1997,

          JCP&L,  Met-Ed and  Penelec had outstanding  unsecured short-term promissory notes issued as commercial paper as follows:


                    Company                         Amount

                    JCP&L                         $         0
                    Met-Ed                         33,300,000
                    Penelec                        34,500,000

               4.   At  the close of business on December 31, 1996, the GPU

          Companies had  outstanding unsecured short-term  promissory notes representing  bank  borrowings  under  informal  bank  lines,  as follows:


                    Company                         Amount

                    GPU                           $75,400,000
                    JCP&L                          31,800,000
                    Met-Ed                         50,690,000
                    Penelec                        98,700,000


               During the  period January 1,  1997 through March  31, 1997,

          the GPU  Companies issued unsecured promissory notes representing bank borrowings under informal bank lines of credit as follows:

          GPU

          Issue
           Date    Bank                               Amount       Maturity

          01/03/97 Mellon Bank, N.A.               $ 4,700,000     01/28/97
          01/06/97 Merchants National Bank             200,000     01/23/97
          01/08/97 Merchants National Bank             100,000     01/23/97
          01/14/97 Banca Popolare Di Milano         10,100,000     02/13/97
          01/17/97 Chase Manhattan Bank              6,700,000     01/31/97
          01/22/97 PNC Bank                         11,100,000     02/07/97
          01/23/97 Summit Bank                       8,400,000     02/24/97
          01/27/97 Summit Bank                       5,700,000     02/26/97
          01/28/97 Summit Bank                       5,000,000     03/04/97
          01/29/97 Banca Popolare Di Milano          6,600,000     02/28/97
          01/31/97 Chase Manhattan Bank              2,000,000     03/03/97
          02/03/97 Banca Popolare Di Milano          3,300,000     03/05/97
          02/07/97 Credit Lyonnais                  11,300,000     03/10/97
          02/12/97 Merchants National Bank             200,000     02/24/97
          02/13/97 Banca Popolare Di Milano         10,100,000     03/14/97
          02/18/97 Credit Lyonnais                   4,900,000     03/19/97


          GPU cont.

          Issue
           Date    Bank                               Amount       Maturity

          02/21/97 Canadian Imperial Bank          $ 7,600,000     03/21/97
          02/21/97 Union Bank of Switzerland         5,200,000     03/18/97
          02/24/97 Summit Bank                       8,600,000     04/02/97
          02/26/97 Credit Lyonnais                   9,300,000     03/27/97
          02/26/97 Credit Lyonnais                  10,000,000     03/26/97
          02/28/97 Union Bank of Switzerland         5,300,000     03/24/97
          03/03/97 Chase Manhattan Bank              1,900,000     03/24/97
          03/04/97 Summit Bank                       5,100,000     04/04/97
          03/05/97 First Union National Bank         3,300,000     03/28/97
          03/10/97 Summit Bank                       6,300,000     04/09/97
          03/10/97 Chase Manhattan Bank              5,100,000     04/10/97
          03/11/97 Merchants National Bank             400,000     03/26/97
          03/14/97 Banca Popolare Di Milano         10,100,000     04/14/97
          03/18/97 Union Bank of Switzerland         5,100,000     04/17/97
          03/19/97 Hamilton Bank                     6,000,000     04/07/97
          03/21/97 Johnstown Bank & Trust            7,600,000     04/03/97
          03/24/97 Bank of Pennsylvania              7,100,000     04/11/97
          03/26/97 Chase Manhattan Bank             10,400,000     04/25/97
          03/27/97 First Union National Bank         9,100,000     04/08/97
          03/28/97 Hamilton Bank                     3,300,000     04/10/97
          03/31/97 Merchants National Bank             100,000     04/17/97



          JCP&L

          Issue
           Date    Bank                               Amount       Maturity

          01/02/97 Citibank, N.A.                  $13,000,000     01/09/97
          01/02/97 Chase Manhattan Bank              8,600,000     01/03/97
          01/06/97 Banca Popolare Di Milano          8,600,000     01/08/97
          01/09/97 Mellon Bank, N.A.                 6,700,000     01/10/97
          01/13/97 Chase Manhattan Bank              9,700,000     01/16/97
          01/15/97 Fuji Bank                         5,600,000     01/23/97
          01/17/97 Citibank, N.A.                    1,700,000     01/24/97
          01/21/97 Fuji Bank                         4,800,000     01/24/97
          01/23/97 Chase Manhattan Bank              1,000,000     01/28/97
          01/29/97 Hamilton Bank                     6,500,000     02/07/97
          01/30/97 Chase Manhattan Bank              4,000,000     02/13/97
          01/31/97 Mellon Bank, N.A.                16,000,000     02/14/97
          01/31/97 Chase Manhattan Bank              7,800,000     02/03/97
          02/03/97 Fuji Bank                         3,000,000     02/04/97
          02/04/97 Chase Manhattan Bank             13,200,000     02/10/97
          02/06/97 Chase Manhattan Bank              8,200,000     02/18/97
          02/06/97 Mellon Bank, N.A.                 4,000,000     02/13/97
          02/10/97 Citibank, N.A.                    3,100,000     02/19/97
          02/11/97 Canadian Imperial Bank           10,000,000     02/19/97
          02/11/97 Fuji Bank                         9,400,000     02/20/97
          02/13/97 Chase Manhattan Bank              4,200,000     02/18/97
          02/14/97 Mellon Bank, N.A.                10,300,000     02/24/97


          JCP&L cont.

          Issue
           Date    Bank                               Amount       Maturity

          02/18/97 Union Bank of Switzerland        $3,600,000     02/25/97
          02/20/97 Fuji Bank                         3,700,000     02/25/97
          02/25/97 Chase Manhattan Bank              5,000,000     03/05/97
          02/27/97 Mellon Bank, N.A.                 5,700,000     02/28/97
          02/28/97 Citibank, N.A.                    3,700,000     03/05/97
          03/03/97 Mellon Bank, N.A.                 5,600,000     03/11/97
          03/06/97 Banca Popolare Di Milano          3,900,000     03/11/97
          03/06/97 Citibank, N.A.                    5,000,000     03/17/97
          03/07/97 Mellon Bank, N.A.                 4,100,000     03/10/97
          03/10/97 Chase Manhattan Bank              3,200,000     03/18/97
          03/11/97 Fuji Bank                         1,000,000     03/18/97
          03/11/97 Banca Popolare Di Milano          5,200,000     03/17/97
          03/12/97 Fuji Bank                         3,400,000     03/19/97
          03/13/97 Chase Manhattan Bank              3,800,000     03/19/97
          03/14/97 Fuji Bank                         3,800,000     03/20/97
          03/17/97 Fuji Bank                         1,900,000     03/20/97
          03/18/97 Citibank, N.A.                    6,700,000     03/21/97
          03/19/97 Fuji Bank                         3,700,000     03/24/97
          03/21/97 Mellon Bank, N.A.                 5,200,000     03/24/97
          03/28/97 Bank of Pennsylvania              7,900,000     04/07/97



          Met-Ed

          Issue
           Date    Bank                               Amount       Maturity

          01/02/97 Chase Manhattan Bank            $10,000,000     01/17/97
          01/02/97 Chase Manhattan Bank             12,600,000     01/16/97
          01/06/97 Banca Popolare Di Milano          5,000,000     01/13/97
          01/07/97 Bank of New York                 12,600,000     01/08/97
          01/08/97 Fuji Bank                         8,700,000     01/09/97
          01/09/97 Merchants National Bank             200,000     01/17/97
          01/09/97 Bank of New York                  7,900,000     01/10/97
          01/10/97 Canadian Imperial Bank            5,600,000     01/22/97
          01/13/97 Citibank, N.A.                    1,400,000     01/23/97
          01/14/97 Canadian Imperial Bank            9,100,000     01/24/97
          01/15/97 Chase Manhattan Bank              3,800,000     01/27/97
          01/21/97 Fuji Bank                         2,500,000     01/28/97
          01/22/97 Mellon Bank, N.A.                 4,000,000     01/23/97
          01/23/97 Chase Manhattan Bank              3,600,000     01/30/97
          01/24/97 Citibank, N.A.                    4,900,000     02/04/97
          01/27/97 Chase Manhattan Bank                600,000     02/05/97
          01/30/97 Union Bank of Switzerland         1,100,000     02/13/97
          01/31/97 First Union National Bank         6,000,000     02/19/97
          01/31/97 Canadian Imperial Bank            6,100,000     03/03/97
          01/31/97 First Union National Bank         6,800,000     02/14/97
          02/03/97 First Union National Bank         1,700,000     02/12/97
          02/03/97 Chase Manhattan Bank              5,100,000     02/06/97
          02/03/97 Chase Manhattan Bank              5,000,000     02/10/97



          Met-Ed cont.

          Issue
           Date    Bank                               Amount       Maturity

          02/11/97 Fuji Bank                       $ 7,500,000     02/21/97
          02/12/97 First Union National Bank         3,600,000     02/24/97
          02/14/97 Chase Manhattan Bank              4,700,000     02/25/97
          02/18/97 Union Bank of Switzerland         5,400,000     02/27/97
          02/19/97 Merchants National Bank             100,000     03/04/97
          02/20/97 Credit Lyonnais                   7,100,000     03/10/97
          02/21/97 Chase Manhattan Bank              4,700,000     03/07/97
          02/24/97 Chase Manhattan Bank                700,000     03/07/97
          02/26/97 Chase Manhattan Bank             10,500,000     03/12/97
          02/27/97 Mellon Bank, N.A.                 2,500,000     02/28/97
          02/28/97 Mellon Bank, N.A.                 2,900,000     03/04/97
          03/03/97 Mellon Bank, N.A.                 3,100,000     03/05/97
          03/05/97 Union Bank of Switzerland         4,500,000     03/18/97
          03/05/97 Chase Manhattan Bank              5,500,000     03/24/97
          03/05/97 Bank of New York                  4,800,000     03/06/97
          03/06/97 Banca Popolare Di Milano          1,200,000     03/11/97
          03/07/97 Chase Manhattan Bank              2,000,000     03/13/97
          03/10/97 Chase Manhattan Bank              5,300,000     03/11/97
          03/11/97 Fuji Bank                         2,400,000     03/14/97
          03/14/97 Merchants National Bank             100,000     04/02/97
          03/17/97 Credit Lyonnais                  10,100,000     04/08/97
          03/17/97 Fuji Bank                         2,000,000     03/31/97
          03/17/97 Credit Lyonnais                  10,000,000     04/07/97
          03/18/97 Fuji Bank                         2,700,000     03/20/97
          03/21/97 Fuji Bank                         4,200,000     03/27/97
          03/24/97 Fuji Bank                         1,500,000     03/28/97
          03/27/97 First Union National Bank         1,400,000     04/03/97



          Penelec

          Issue
           Date    Bank                               Amount       Maturity

          01/02/97 Mellon Bank, N.A.               $10,700,000     01/16/97
          01/03/97 Mellon Bank, N.A.                 4,300,000     01/27/97
          01/03/97 Morgan Guaranty Trust            10,000,000     01/24/97
          01/09/97 Citibank, N.A.                   10,000,000     02/10/97
          01/09/97 Mellon Bank, N.A.                 3,500,000     01/10/97
          01/10/97 Canadian Imperial Bank              900,000     01/17/97
          01/14/97 Chase Manhattan Bank              4,900,000     02/13/97
          01/21/97 Fuji Bank                         3,000,000     01/28/97
          01/22/97 Mellon Bank, N.A.                 1,900,000     01/23/97
          01/24/97 Bank of Pennsylvania              7,000,000     02/11/97
          01/27/97 Merchants National Bank             200,000     02/06/97
          01/28/97 Fuji Bank                         1,000,000     01/29/97
          01/29/97 Hamilton Bank                     2,700,000     02/06/97
          01/31/97 Chase Manhattan Bank              5,200,000     02/21/97
          02/03/97 Fuji Bank                         8,500,000     02/04/97
          02/04/97 Citibank, N.A.                    5,000,000     03/04/97



          Penelec cont.

          Issue
           Date    Bank                               Amount       Maturity

          02/04/97 First Union National Bank       $   400,000     02/18/97
          02/10/97 Citibank, N.A.                    4,900,000     02/27/97
          02/11/97 Canadian Imperial Bank            3,400,000     02/18/97
          02/13/97 Chase Manhattan Bank              4,100,000     03/21/97
          02/14/97 Mellon Bank, N.A.                 1,700,000     02/18/97
          02/18/97 Union Bank of Switzerland           800,000     03/05/97
          02/19/97 Mellon Bank, N.A.                 3,600,000     02/20/97
          02/20/97 Citibank, N.A.                    1,900,000     03/10/97
          02/24/97 Citibank, N.A.                    2,900,000     03/26/97
          02/26/97 Morgan Guaranty Trust            10,000,000     03/12/97
          02/26/97 Morgan Guaranty Trust            10,000,000     03/19/97
          02/26/97 Summit Bank                       5,500,000     03/06/97
          02/27/97 Mellon Bank, N.A.                 5,500,000     02/28/97
          03/03/97 Banca Popolare Di Milano          4,700,000     03/24/97
          03/04/97 Canadian Imperial Bank            6,900,000     04/07/97
          03/05/97 Mellon Bank, N.A.                10,300,000     03/27/97
          03/06/97 Citibank, N.A.                    2,200,000     03/13/97
          03/07/97 Chase Manhattan Bank              3,200,000     03/10/97
          03/10/97 Chase Manhattan Bank              1,300,000     03/25/97
          03/11/97 Fuji Bank                         5,600,000     03/28/97
          03/12/97 Chase Manhattan Bank              6,000,000     04/08/97
          03/12/97 Chase Manhattan Bank              7,300,000     04/09/97
          03/14/97 Credit Lyonnais                   5,700,000     04/02/97
          03/17/97 Chase Manhattan Bank             14,000,000     04/10/97
          03/17/97 Banca Popolare Di Milano          4,000,000     04/04/97
          03/17/97 Chase Manhattan Bank             14,000,000     04/11/97
          03/18/97 First Union National Bank         4,800,000     04/08/97
          03/21/97 Mellon Bank, N.A.                   600,000     03/24/97
          03/21/97 Merchants National Bank             100,000     04/04/97
          03/24/97 Fuji Bank                         1,300,000     03/28/97
          03/26/97 Chase Manhattan Bank              1,200,000     04/09/97
          03/28/97 Swiss Bank Corp.                  9,400,000     04/16/97


                   Each such unsecured promissory  note bears interest at a

          rate  (after giving  effect to  any fees or  compensating balance requirements)  not  exceeding  125% of  the  greater  of (A)  the lending  bank's prime  rate for  commercial borrowings  in effect from time to time, and (B) the Federal Funds Rate plus 1/2 of 1%,

          as in effect at the date of borrowing.

               During the period of January 1, 1997 through March 31, 1997,

          the Companies repaid unsecured  promissory notes issued to banks,

          as follows:

          GPU

          Date      Bank                                    Amount

          01/03/97 Banca Popolare Di Milano             $ 4,600,000
          01/14/97 Chase Manhattan Bank                  10,000,000
          01/17/97 Chase Manhattan Bank                   6,900,000
          01/17/97 Merchants National Bank                  100,000
          01/22/97 Summit Bank                           10,900,000
          01/23/97 Merchants National Bank                  200,000
          01/23/97 Banca Popolare Di Milano               4,500,000
          01/23/97 Summit Bank                            3,500,000
          01/23/97 Merchants National Bank                  100,000
          01/27/97 Summit Bank                            5,600,000
          01/28/97 Mellon Bank, N.A.                      4,700,000
          01/29/97 Union Bank of Switzerland              6,500,000
          01/31/97 Chase Manhattan Bank                   6,700,000
          02/03/97 Canadian Imperial Bank                 2,900,000
          02/07/97 PNC Bank                              11,100,000
          02/13/97 Banca Popolare Di Milano              10,100,000
          02/18/97 Union Bank of Switzerland              4,800,000
          02/21/97 Union Bank of Switzerland              3,700,000
          02/21/97 Union Bank of Switzerland              8,300,000
          02/24/97 Merchants National Bank                  200,000
          02/24/97 Summit Bank                            8,400,000
          02/26/97 Summit Bank                            5,700,000
          02/28/97 Banca Popolare Di Milano               6,600,000
          03/03/97 Chase Manhattan Bank                   2,000,000
          03/04/97 Summit Bank                            5,000,000
          03/05/97 Banca Popolare Di Milano               3,300,000
          03/10/97 Credit Lyonnais                       11,300,000
          03/14/97 Banca Popolare Di Milano              10,100,000
          03/18/97 Union Bank of Switzerland              5,200,000
          03/19/97 Credit Lyonnais                        4,900,000
          03/21/97 Canadian Imperial Bank                 7,600,000
          03/24/97 Union Bank of Switzerland              5,300,000
          03/24/97 Chase Manhattan Bank                   1,900,000
          03/26/97 Credit Lyonnais                       10,000,000
          03/26/97 Merchants National Bank                  400,000
          03/27/97 Credit Lyonnais                        9,300,000
          03/28/97 First Union National Bank              3,300,000



          JCP&L

          Date     Bank                                     Amount

          01/03/97 Chase Manhattan Bank                 $ 8,600,000
          01/06/97 PNC Bank                              14,400,000
          01/07/97 Bank of New York                      17,400,000
          01/08/97 Banca Popolare Di Milano               8,600,000
          01/09/97 Citibank, N.A.                        13,000,000
          01/10/97 Mellon Bank, N.A.                      6,700,000
          01/16/97 Chase Manhattan Bank                   9,700,000
          01/23/97 Fuji Bank                              5,600,000


          JCP&L cont.

          Date     Bank                                     Amount

          01/24/97 Citibank, N.A.                      $  1,700,000
          01/24/97 Fuji Bank                              4,800,000
          01/28/97 Chase Manhattan Bank                   1,000,000
          02/03/97 Chase Manhattan Bank                   7,800,000
          02/04/97 Fuji Bank                              3,000,000
          02/07/97 Hamilton Bank                          6,500,000
          02/10/97 Chase Manhattan Bank                  13,200,000
          02/13/97 Mellon Bank, N.A.                      4,000,000
          02/13/97 Chase Manhattan Bank                   4,000,000
          02/14/97 Mellon Bank, N.A.                     16,000,000
          02/18/97 Chase Manhattan Bank                   4,200,000
          02/18/97 Chase Manhattan Bank                   8,200,000
          02/19/97 Citibank, N.A.                         3,100,000
          02/19/97 Canadian Imperial Bank                10,000,000
          02/20/97 Fuji Bank                              9,400,000
          02/24/97 Mellon Bank, N.A.                     10,300,000
          02/25/97 Fuji Bank                              3,700,000
          02/25/97 Union Bank of Switzerland              3,600,000
          02/28/97 Mellon Bank, N.A.                      5,700,000
          03/05/97 Citibank, N.A.                         3,700,000
          03/05/97 Chase Manhattan Bank                   5,000,000
          03/10/97 Mellon Bank, N.A.                      4,100,000
          03/11/97 Mellon Bank, N.A.                      5,600,000
          03/11/97 Banca Popolare Di Milano               3,900,000
          03/17/97 Banca Popolare Di Milano               5,200,000
          03/17/97 Citibank, N.A.                         5,000,000
          03/18/97 Fuji Bank                              1,000,000
          03/18/97 Chase Manhattan Bank                   3,200,000
          03/19/97 Chase Manhattan Bank                   3,800,000
          03/19/97 Fuji Bank                              3,400,000
          03/20/97 Fuji Bank                              3,800,000
          03/20/97 Fuji Bank                              1,900,000
          03/21/97 Citibank, N.A.                         6,700,000
          03/24/97 Fuji Bank                              3,700,000
          03/24/97 Mellon Bank, N.A.                      5,200,000



          Met-Ed

          Date      Bank                                   Amount

          01/03/97 First Union National Bank            $ 2,600,000
          01/06/97 PNC Bank                               9,800,000
          01/07/97 Bank of New York                      14,600,000
          01/08/97 Bank of New York                      12,600,000
          01/09/97 Fuji Bank                              8,700,000
          01/10/97 Bank of New York                       7,900,000
          01/13/97 Banca Popolare Di Milano               5,000,000
          01/14/97 Chase Manhattan Bank                  10,000,000
          01/16/97 Chase Manhattan Bank                  12,600,000
          01/17/97 Chase Manhattan Bank                  10,000,000

         Met-Ed cont.

          Date      Bank                                   Amount

          01/17/97 Merchants National Bank              $   200,000
          01/22/97 Canadian Imperial Bank                 5,600,000
          01/23/97 Citibank, N.A.                         1,400,000
          01/23/97 Mellon Bank, N.A.                      4,000,000
          01/24/97 Canadian Imperial Bank                 9,100,000
          01/27/97 Chase Manhattan Bank                   3,800,000
          01/28/97 Fuji Bank                              2,500,000
          01/30/97 Chase Manhattan Bank                   3,600,000
          02/04/97 Citibank, N.A.                         4,900,000
          02/05/97 Chase Manhattan Bank                     600,000
          02/06/97 Chase Manhattan Bank                   5,100,000
          02/10/97 Chase Manhattan Bank                   5,000,000
          02/12/97 First Union National Bank              1,700,000
          02/13/97 Union Bank of Switzerland              1,100,000
          02/14/97 First Union National Bank              6,800,000
          02/19/97 First Union National Bank              6,000,000
          02/21/97 Fuji Bank                              7,500,000
          02/24/97 First Union National Bank              3,600,000
          02/25/97 Chase Manhattan Bank                   4,700,000
          02/27/97 Union Bank of Switzerland              5,400,000
          02/28/97 Mellon Bank, N.A.                      2,500,000
          03/03/97 Canadian Imperial Bank                 6,100,000
          03/04/97 Mellon Bank, N.A.                      2,900,000
          03/04/97 Merchants National Bank                  100,000
          03/05/97 Mellon Bank, N.A.                      3,100,000
          03/06/97 Bank of New York                       4,800,000
          03/07/97 Chase Manhattan Bank                   4,700,000
          03/07/97 Chase Manhattan Bank                     700,000
          03/10/97 Credit Lyonnais                        7,100,000
          03/11/97 Banca Popolare Di Milano               1,200,000
          03/11/97 Chase Manhattan Bank                   5,300,000
          03/12/97 Chase Manhattan Bank                  10,500,000
          03/13/97 Chase Manhattan Bank                   2,000,000
          03/14/97 Fuji Bank                              2,400,000
          03/18/97 Union Bank of Switzerland              4,500,000
          03/20/97 Fuji Bank                              2,700,000
          03/24/97 Chase Manhattan Bank                   5,500,000
          03/27/97 Fuji Bank                              4,200,000
          03/28/97 Fuji Bank                              1,500,000
          03/31/97 Fuji Bank                              2,000,000



          Penelec

          Date      Bank                                    Amount

          01/03/97 Johnstown Bank & Trust               $ 8,000,000
          01/06/97 Canadian Imperial Bank                13,200,000
          01/07/97 First Union National Bank             10,000,000
          01/08/97 Fuji Bank                             18,300,000
          01/09/97 First Union National Bank             15,200,000





          Penelec cont.

          Date      Bank                                    Amount

          01/10/97 Mellon Bank, N.A.                    $ 3,500,000
          01/13/97 First Union National Bank             10,000,000
          01/16/97 Mellon Bank, N.A.                     10,700,000
          01/17/97 Canadian Imperial Bank                   900,000
          01/21/97 Bank of Pennsylvania                  14,000,000
          01/22/97 Hamilton Bank                         10,000,000
          01/23/97 Mellon Bank, N.A.                      1,900,000
          01/24/97 Morgan Guaranty Trust                 10,000,000
          01/27/97 Mellon Bank, N.A.                      4,300,000
          01/28/97 Fuji Bank                              3,000,000
          01/29/97 Fuji Bank                              1,000,000
          02/04/97 Fuji Bank                              8,500,000
          02/06/97 Merchants National Bank                  200,000
          02/06/97 Hamilton Bank                          2,700,000
          02/10/97 Citibank, N.A.                        10,000,000
          02/11/97 Bank of Pennsylvania                   7,000,000
          02/13/97 Chase Manhattan Bank                   4,900,000
          02/18/97 Mellon Bank, N.A.                      1,700,000
          02/18/97 Canadian Imperial Bank                 3,400,000
          02/18/97 First Union National Bank                400,000
          02/20/97 Mellon Bank, N.A.                      3,600,000
          02/21/97 Chase Manhattan Bank                   5,200,000
          02/27/97 Citibank, N.A.                         4,900,000
          02/28/97 Mellon Bank, N.A.                      5,500,000
          03/04/97 Citibank, N.A.                         5,000,000
          03/05/97 Union Bank of Switzerland                800,000
          03/06/97 Summit Bank                            5,500,000
          03/10/97 Chase Manhattan Bank                   3,200,000
          03/10/97 Citibank, N.A.                         1,900,000
          03/12/97 Morgan Guaranty Trust                 10,000,000
          03/13/97 Citibank, N.A.                         2,200,000
          03/19/97 Morgan Guaranty Trust                 10,000,000
          03/21/97 Chase Manhattan Bank                   4,100,000
          03/24/97 Banca Popolare Di Milano               4,700,000
          03/24/97 Mellon Bank, N.A.                        600,000
          03/25/97 Chase Manhattan Bank                   1,300,000
          03/26/97 Citibank, N.A.                         2,900,000
          03/27/97 Mellon Bank, N.A.                     10,300,000
          03/28/97 Fuji Bank                              1,300,000
          03/28/97 Fuji Bank                              5,600,000


                    To summarize the above  transactions, at March 31, 1997

          the GPU  Companies  had outstanding  unsecured  promissory  notes pursuant to informal bank lines of credit as follows:

                    GPU                          $87,000,000
                    JCP&L                          7,900,000
                    Met-Ed                        35,290,000
                    Penelec                       73,400,000





                                      SIGNATURE

                   PURSUANT TO  THE  REQUIREMENTS  OF  THE  PUBLIC  UTILITY

          HOLDING  COMPANY ACT OF 1935, THE UNDERSIGNED COMPANIES HAVE DULY

          CAUSED  THIS  STATEMENT  TO BE  SIGNED  ON  THEIR  BEHALF BY  THE

          UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                     GPU, INC.
                                     JERSEY CENTRAL POWER & LIGHT COMPANY
                                     METROPOLITAN EDISON COMPANY
                                     PENNSYLVANIA ELECTRIC COMPANY




                                     By: /s/ T. G. Howson
                                        T. G. Howson
                                        Vice President and Treasurer


          Date:  April 4, 1997